Exhibit 99.2

Subject line: Sientra Products are Returning to the Market

Date of Email: February 8, 2016

Sent to: Sientra Board-Certified Plastic Surgeons List

Dear Valued Board-Certified Plastic Surgeon,

Sientra Products are Returning to the Market

As a trusted partner to Sientra, I want to reach out to you with important news. We are excited to announce today that ALL of our medical devices, including our Sientra Silicone Gel Breast Implants, will be returning to market beginning March 1, 2016.  We are taking this action subsequent to the extensive independent testing and analyses that have been performed on Sientra breast implants over the past four months.  Placing the voluntary hold on Sientra products was a difficult but responsible decision that provided the necessary time to confirm that Sientra implants continue to be a safe choice for you and your patients, as our breast implants have been since they first entered the U.S. market in 2012.  That safety is further supported by our 9-year clinical study data to be published in April of this year.

With the work completed, we want to provide you with some information related to the independent tests and their findings to assure you that we are more confident than ever in the safety of our products, including Sientra breast implants. Importantly, our results found that under worst-case conditions, Sientra products exhibited a high safety margin compared to numerous U.S. and international standards for medical device and materials safety. There are no anticipated significant safety concerns with the use of our products beyond those associated with all breast implants.  As a result of our work, we have never been more confident in the safety and clinical efficacy of Sientra products.

And now we are moving forward.

Over the next few weeks we are turning our attention to restarting our commercial activities.  This process will take place over the coming weeks and months, during which time we will be laser-focused on a controlled, predictable approach to resuming our commercial operations.  We owe it to our loyal customer base to ensure that our re-entry occurs with the same high-level of Sientra customer service for which we have become known.

We are proud to once again bring choice to plastic surgeons in the U.S., and to deliver our unique value proposition that begins with our commitment to the specialty of plastic surgery.  Since we entered the US market in 2012, we have remained steadfast in our focus and dedication to the boardcertified plastic surgeon community. We therefore wish to stress, notwithstanding anything you may have heard to the contrary, that Sientra’s innovative, high quality breast implants will remain available exclusively to board-certified plastic surgeons. All of us at Sientra understand the difficulty this situation placed on your practice.  We want to express our deepest apologies for that inconvenience, and trust that our recommitment to the specialty is a strong first step in regaining your confidence.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

We will also move forward with our strategic plans to secure a robust, redundant, supply chain for Sientra implants.  Those efforts have been in place for a considerable period of time. As a company known for its innovative approach to products, service, and marketing programs, we are now  applying that same forward-thinking focus  to our manufacturing operations. Efforts in this regard have been underway, and we are now confident that our resupply process will assure our customers of an uninterrupted supply.

Finally, I want to personally thank you for your patience, understanding and support over the past several months.  This is an exciting milestone in the Company’s history and the entire Sientra team is fully prepared to resume the high-level of service and care that you have come to expect from us, and we are committed to exceeding your high expectations going forward.

I am confident that we have a bright future ahead of us at Sientra, thanks in no small part to the support of our dedicated plastic surgeon customers, and I look forward to keeping you informed of our progress.

Respectfully,

Jeffrey Nugent

Chairman and Chief Executive Officer

Sientra, Inc.

Note to our Customers:

As always, please familiarize yourself with Sientra’s Directions for Use to resolve any questions or concerns with the use of Sientra breast implants.  You should also use best surgical practices, including the standard practice of washing surgical pockets and the surface of the implant with an antibiotic solution prior to insertion.  In addition, please review the patient labeling with your patients to ensure they understand the risk/benefit relationship of undergoing breast implant surgery with Sientra Silicone Gel Breast Implants.  Consistent with standard patient follow-up, please advise your patients who have received Sientra implants to contact you if they experience any complications.

Health care professionals may report adverse reactions or quality problems they experience using these or any medical products to MedWatch: The FDA Safety Information and Adverse Event Reporting Program either online at http://www.fda.gov/Safety/MedWatch/default.htm, by regular mail or by FAX.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com